Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the “Agreement”) is hereby entered into between Karyn Ovelmen (“Employee”) and Newmont Corporation (the “Company”).

WHEREAS, Employee and the Company have mutually agreed that Employee shall voluntarily resign from her employment with the Company and any of its affiliates (together with the Company, the “Company Entities”), effective as of July 25, 2025 (the “Separation Date”);

WHEREAS, the Company desires to settle, conclude and obtain the final release of all possible matters and claims which Employee has now or may have in the future, whether known or unknown against the Company;

NOW, THEREFORE, in consideration of the covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	SEPARATION DATE. Employee’s employment with the Company and any of the Company Entities shall end as of the Separation Date. Although Employee shall remain employed by the Company through the Separation Date, effective as of July 11, 2025, Employee resigns from her position as Chief Financial Officer of the Company and from any and all other positions that Employee holds with the Company Entities. Employee agrees to execute any documents necessary to effectuate Employee’s termination of employment on the Separation Date and Employee’s resignations with the Company Entities as of July 11, 2025. Between July 11, 2025 and the Separation Date, Employee shall be on a paid leave status, shall not be required to perform any work, and shall not be present at any Company office or facility. Employee shall be paid for any unpaid base salary and any accrued and unused vacation time through the Separation Date on the next regular payroll date following the Separation Date.

2.	POST-SEPARATION BENEFITS. Provided that Employee (i) timely signs and delivers this Agreement to the Company, (ii) signs and delivers to the Company a Re-Affirmation of General Release in the form attached hereto as Exhibit A on the Separation Date, and (iii) complies with all of the terms of this Agreement, the Company shall provide to Employee the following payments and benefits:

a.	The Company shall continue to pay to Employee six (6) months of her current base salary, in the gross amount of $390,000, less applicable withholding, to be paid in accordance with the Company’s regular payroll practices, commencing on the next regularly scheduled payroll date following the expiration of the revocation period referenced in Section 11(l), below; provided, however, Employee shall not be entitled to the payments pursuant to this Section 2(a) if Employee revokes the release of ADEA (defined below) claims contained in this Agreement or the Re-Affirmation of General Release.

b.	Provided that Employee properly and timely elects to continue her existing medical, vision, prescription drug, and dental insurance coverage in accordance with the continuation requirements of COBRA, the Company will pay directly to the insurance carrier 100% of the cost to Employee of the premium for such coverage for a period of six (6) months following the Separation Date or until Employee qualifies for any other company-sponsored medical/vision/prescription drug/dental plans through a subsequent employer, whichever occurs sooner. Employee agrees to keep the Company informed as to her eligibility for benefits from a subsequent employer.

3.	NO OTHER PAYMENTS OR BENEFITS. Employee understands and agrees that the Company shall not make any other payments or provide any other benefits to Employee, except as described in this Agreement.

4.	PERMITTED DISCLOSURES. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement (including the release of claims, the no disparagement provision, the cooperation provision or the return of property provision): (i) prohibits Employee from providing information to the any government agency or regulatory or law enforcement authority regarding conduct or action undertaken or omitted to be taken by the Company or any of the Company Entities that Employee reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company or any of its affiliates; (ii) prohibits Employee from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company or any of the Company Entities by any government agency or regulatory or law enforcement authority that is responsible for enforcing a law on behalf of the government; (iii) requires Employee to obtain the approval of, or give notice to, the Company, any of the Company Entities or any of their employees or representatives to take any action permitted under clauses (i) or (ii); or (iv) shall bar or impede in any way Employee’s ability to seek or receive any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with protected “whistleblower” activity. Additionally, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement (including the release of claims, the no disparagement provision, the cooperation provision or the return of property provision) shall be interpreted or applied in a manner that would conflict with Employee’s rights, if any, under the National Labor Relations Act.

5.	RELEASE OF CLAIMS. Subject to Section 4 above:

a.	In consideration of the promises herein and for other good and valuable consideration, the receipt and sufficiency of which Employee hereby acknowledges, Employee, on behalf of herself, her agents, representatives, administrators, receivers, trustees, executors, successors, heirs, designees, legal representatives, assignees, and attorneys, hereby fully and generally releases, discharges and covenants not to sue the Company, its parents, subsidiaries and affiliates and each of the foregoing entities’ respective direct or indirect shareholder, equity holders, officers, directors, employees, partners, members and agents and each predecessor, successor, assign and representative of any of the foregoing (the “Released Parties”), with respect to any and all claims, demands, costs, rights, causes of action, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, which Employee may have had at the time of signing this Agreement or had at any time prior thereto, including, but not limited to, any and all claims which may in any way arise out of or under, be connected with or relate to Employee’s employment with the Company Entities, Employee’s activities at the Company Entities, Employee’s separation from employment with the Company Entities, or the conduct of any of the foregoing Released Parties (collectively, the “Released Claims”).

b.	Without limiting the generality of the foregoing, Employee expressly agrees and acknowledges that the foregoing release and covenant not to sue includes, but is not limited to, any claim (i) based on any federal, state or local statute, including, but not limited to, any statute relating to employment, medical leave, retirement or disability, age, sex, pregnancy, race, national origin, sexual orientation or other form of discrimination (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974 (ERISA), the Colorado Anti-Discrimination Act, the Colorado Equal Pay Act, and all other statutes regulating the terms and conditions of Employee’s employment); (ii) for wrongful or retaliatory termination of any kind; (iii) for fraud or fraud in the inducement; (iv) for negligent misrepresentation; (v) relating to any implied or express contract, promise or agreement (whether oral or written), including, but not limited to, any claim arising under or relating to the Severance Plan for Section 16 Officers of Newmont effective January 1, 2025; (vi) for intentional or negligent infliction of emotional distress or harm, defamation or any other tort; (vii) for additional compensation, severance pay or benefits of any kind; (viii) for breach of fiduciary duty; (ix) for attorneys’ fees or costs; or (x) for promissory estoppel.

c.	Notwithstanding the foregoing, the Released Claims shall not include (i) rights and claims that cannot be waived by law, including claims for workers’ compensation, unemployment compensation, and accrued and vested retirement benefits; (ii) claims for breach of this Agreement; and (iii) any rights to indemnification pursuant to any agreements with the Company or the Company’s bylaws, under any director and officer insurance coverage, or under applicable law. In addition, neither the general release above nor anything else in this Agreement limits Employee’s rights to file a charge of discrimination, harassment, or retaliation with an administrative agency (such as the U.S. Equal Employment Opportunity Commission) or to engage in the protected disclosures and activities described in Section 4. Employee is, however, waiving all rights to receive money or other individual relief in connection with an administrative charge or investigation, regardless of whether that charge or investigation was initiated by Employee, on Employee’s behalf, on behalf of a group or class to which Employee purportedly belongs, or otherwise, provided, however, that Employee may accept money properly awarded by the U.S. Securities and Exchange Commission or other government agency (and not the Company) as a reward for providing information to that agency.

6.            NO DISPARAGEMENT. Except as permitted pursuant to Section 4 above, Employee will not, directly or indirectly, engage in any conduct (including written, oral or electronic statements or other communications) intended to embarrass, impair the reputation of or otherwise disparage any of the Released Parties, or that could reasonably be expected to embarrass, impair the reputation of or otherwise disparage any of the Released Parties; provided that Employee shall not be precluded from taking any action or making any statement (i) to the extent required by applicable law, (ii) in the course of providing information to government officials within the scope of their regulatory or enforcement authority, or (iii) to the extent necessary to accurately and truthfully respond to any legal or administrative proceeding, government investigation or similar proceeding or inquiry to which she is a party or of which she is a subject.

7.            COOPERATION. Subject to Section 4, Employee agrees to cooperate fully with the Company upon request and without further compensation in connection with: (i) any internal investigation; (ii) investigating or responding to any administrative, regulatory or judicial investigation or proceeding; (iii) any current or future lawsuit, arbitration, mediation or other legal proceeding or dispute between the Company and a third party; and (iv) any other matter related to or arising from Employee’s employment with the Company. This includes, without limitation, being available for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, providing requested information and documents, and promptly executing and/or delivering whatever acknowledgements, instruments, certificates, and other documents may be necessary or appropriate in the Company’s reasonable judgment to protect its interests. “Cooperate” as used in this Section 7 does not mean Employee must provide information favorable to the Company or any other Released Party; it means only that Employee will upon the Company’s request provide information Employee possesses or controls. The Company agrees that it will reimburse Employee for reasonable costs incurred as a result of cooperation provided in accordance with this Section 7 (but not including legal fees or expenses Employee may choose to incur) and Employee agrees to provide advance notice to the Company prior to incurring such costs. The Company further re-affirms that nothing in this Agreement reduces or otherwise alters Employee’s existing rights to indemnification, if any.

8.            RETURN OF COMPANY PROPERTY. Employee represents and warrants that she has returned to the Company all Company property (including, but not limited to, any Company-issued devices, documents, software, credit cards, computer equipment, badges and keys). For the avoidance of doubt, nothing in this Section 8 prohibits Employee from communicating with, or providing information to, any government agency or regulatory or law enforcement authority as permitted under Section 4.

9.            NON-ADMISSION OF WRONGDOING. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

10.          SEVERABILITY CLAUSE. If any provision of this Agreement is held to be illegal, void or unenforceable, such provision shall be of no force or effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Agreement; provided, however, that upon any finding by a court of competent jurisdiction that the release set forth in Section 5 above is illegal, void or unenforceable, Employee agrees, promptly upon the Company’s request, to execute a general release in favor of the Company and the other Released Parties that is legal and enforceable.

11.          REPRESENTATIONS AND ACKNOWLEDGEMENTS. Employee hereby agrees, acknowledges and affirms each of the following:

a.            that Employee has received all compensation, wages, and/or benefits to which Employee may be entitled through the date Employee signs this Agreement, except as expressly provided under Section 2 of this Agreement;

b.            that Employee shall not be entitled to any further compensation, benefits or monies from the Company, except for benefits specifically provided for under the express terms of this Agreement;

c.            that Employee has been granted any leave to which Employee may have been entitled under the Family and Medical Leave Act or any similar state or local leave or disability accommodation law;

d.            that Employee has not been retaliated against for reporting any allegations of fraud or other wrongdoing;

e.            that Employee has not suffered any on-the-job injury or illness for which she has not already filed a workers’ compensation claim;

f.            that Employee fully understands the terms and conditions stated in this Agreement and intends to be legally bound by them;

g.            that Employee has been encouraged by representatives of the Company to have this Agreement reviewed by legal counsel of her own choosing and that she has been given ample time to do so prior to signing it;

h.            that Employee has had the opportunity to negotiate concerning the terms of this Agreement;

i.            that Employee has knowingly and voluntarily waived her right to consider the terms of this Agreement for a full twenty-one (21) days;

j.            that this Agreement specifically applies to any rights or claims Employee may have against the Company or any party released herein under the federal Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended (“ADEA”);

k.            that notwithstanding anything in this Agreement to the contrary, this Agreement does not purport to waive rights or claims arising under ADEA that may arise from acts or events occurring after the date that this Agreement is signed by Employee; and

l.            that Employee has the right to revoke the release of ADEA claims contained in this Agreement within seven (7) days following the date Employee executes this Agreement. Any such revocation must be in writing and received by the Company by the close of business on the seventh day following Employee’s execution of this Agreement and shall be delivered to Jennifer Cmil by email. Upon any revocation in accordance herewith, Employee shall not be entitled to receive the payments described in Section 2(a) above, but the Employee shall be eligible for the benefits contemplated by Section 2(b) and Employee acknowledges that such eligibility constitutes sufficient consideration for the remainder of the release.

12.            ENTIRE AGREEMENT. This Agreement constitutes the final and complete understanding between Employee and the Company with respect to the subject matter hereof, and fully supersedes any prior agreements, negotiations or understandings between the parties hereto. The parties hereto represent to each other that in executing this Agreement, neither Employee nor the Company has relied upon any representation or statement not set forth herein made by any other person, with regard to the subject matter, basis, or effect of this Agreement.

13.            GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of law.

14.            AMENDMENT. No amendment, modification, or alteration of the terms and provisions of this Agreement shall be binding unless the same shall be in writing, wherein specific reference is made to this Agreement, and such writing is duly executed by the parties hereto.

15.            WAIVER. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof. No delay on the part of any party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

16.            SUCCESSORS. This Agreement shall be binding upon the parties hereto and their respective successors, transferees, and assigns.

17.            COUNTERPARTS. This Agreement may be executed by electronic means and in counterparts (including by .pdf file), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Employee may accept this Agreement by signing and dating it and delivering it to Jennifer Cmil electronically on or before 6:00pm Mountain time on July 12, 2025. The offer embodied in this Agreement shall be formally withdrawn if not accepted by such date.

IN WITNESS WHEREOF, this Agreement has been executed by the undersigned and the Company as of the first date written below.

EMPLOYEE	NEWMONT CORPORATION

/s/ Karyn Ovelmen	/s/ Jennifer Cmil
Karyn Ovelmen	Jennifer Cmil

Dated: July 12, 2025	Dated: July 11, 2025

Exhibit A

Re-Affirmation of General Release

WHEREAS, I, Karyn Ovelmen and Newmont Corporation (the “Company”) are parties to the Separation and Release Agreement dated July 11, 2025 (the “Agreement”) to which this Re-Affirmation of General Release (the “Release”) is attached, pursuant to which the Company has agreed to provide me with certain payments and benefits to which I would not have otherwise been entitled; and

NOW, THEREFORE, in consideration of the promises made by the Company in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby agree as follows:

1.	RELEASE OF CLAIMS. Subject to Section 4 of the Agreement:

a.	In consideration of the promises herein and for other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I, on behalf of myself, my agents, representatives, administrators, receivers, trustees, executors, successors, heirs, designees, legal representatives, assignees, and attorneys, hereby fully and generally release, discharge and covenant not to sue the Company, its parents, subsidiaries and affiliates and each of the foregoing entities’ respective direct or indirect shareholder, equity holders, officers, directors, employees, partners, members and agents and each predecessor, successor, assign and representative of any of the foregoing (the “Released Parties”), with respect to any and all claims, demands, costs, rights, causes of action, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, which I may have had at the time of signing this Release or had at any time prior thereto, including, but not limited to, any and all claims which may in any way arise out of or under, be connected with or relate to my employment with the Company Entities (defined in the Agreement), my activities at the Company Entities, my separation from employment with the Company Entities, or the conduct of any of the foregoing Released Parties (collectively, the “Released Claims”).

b.	Without limiting the generality of the foregoing, I expressly agree and acknowledge that the foregoing release and covenant not to sue includes, but is not limited to, any claim (i) based on any federal, state or local statute, including, but not limited to, any statute relating to employment, medical leave, retirement or disability, age, sex, pregnancy, race, national origin, sexual orientation or other form of discrimination (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974 (ERISA), the Colorado Anti-Discrimination Act, the Colorado Equal Pay Act, and all other statutes regulating the terms and conditions of my employment); (ii) for wrongful or retaliatory termination of any kind; (iii) for fraud or fraud in the inducement; (iv) for negligent misrepresentation; (v) relating to any implied or express contract, promise or agreement (whether oral or written), including, but not limited to, any claim arising under or relating to the Severance Plan for Section 16 Officers of Newmont effective January 1, 2025; (vi) for intentional or negligent infliction of emotional distress or harm, defamation or any other tort; (vii) for additional compensation, severance pay or benefits of any kind; (viii) for breach of fiduciary duty; (ix) for attorneys’ fees or costs; or (x) for promissory estoppel.

c.	Notwithstanding the foregoing, the Released Claims shall not include (i) rights and claims that cannot be waived by law, including claims for workers’ compensation, unemployment compensation, and accrued and vested retirement benefits; (ii) claims for breach of the Agreement; and (iii) any rights to indemnification pursuant to any agreements with the Company or the Company’s bylaws, under any director and officer insurance coverage, or under applicable law. In addition, neither the general release above nor anything else herein limits my rights to file a charge of discrimination, harassment, or retaliation with an administrative agency (such as the U.S. Equal Employment Opportunity Commission) or to engage in the protected disclosures and activities described in Section 4 of the Agreement. I am, however, waiving all rights to receive money or other individual relief in connection with an administrative charge or investigation, regardless of whether that charge or investigation was initiated by me, on my behalf, on behalf of a group or class to which I purportedly belong, or otherwise, provided, however, that I may accept money properly awarded by the U.S. Securities and Exchange Commission or other government agency (and not the Company) as a reward for providing information to that agency.

2.	REPRESENTATIONS AND ACKNOWLEDGEMENTS. I hereby agree, acknowledge and affirm each of the following:

a.	that I have received all compensation, wages, and/or benefits to which I may be entitled through the date I sign this Release, except as expressly provided under Section 2 of the Agreement;

b.	that I shall not be entitled to any further compensation, benefits or monies from the Company, except for benefits specifically provided for under the express terms of the Agreement;

c.	that I have been granted any leave to which I may have been entitled under the Family and Medical Leave Act or any similar state or local leave or disability accommodation law;

d.	that I have not been retaliated against for reporting any allegations of fraud or other wrongdoing;

e.	that I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim;

f.	that I fully understand the terms and conditions stated in this Release and intend to be legally bound by them;

g.	that I have been encouraged by representatives of the Company to have this Release reviewed by legal counsel of my own choosing and that I have been given ample time to do so prior to signing it;

h.	that I have had the opportunity to negotiate concerning the terms of this Release;

i.	that I have knowingly and voluntarily waived my right to consider the terms of this Release for a full twenty-one (21) days;

j.	that this Release specifically applies to any rights or claims I may have against the Company or any party released herein under the federal Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended (“ADEA”);

k.	that notwithstanding anything in this Release to the contrary, this Release does not purport to waive rights or claims arising under ADEA that may arise from acts or events occurring after the date that this Release is signed by me; and

l.	that I have the right to revoke the release of ADEA claims contained in this Release within seven (7) days following the date I execute this Release. Any such revocation must be in writing and received by the Company by the close of business on the seventh day following my execution of this Release and shall be delivered to Jennifer Cmil by email. Upon any revocation in accordance herewith, I shall not be entitled to receive the payments described in Section 2(a) of the Agreement, but I shall be eligible for the benefits contemplated by Section 2(b) of the Agreement and I acknowledge that such eligibility constitutes sufficient consideration for the remainder of the Release.

ACCEPTED AND AGREED TO:

Karyn Ovelmen

Date: July 25, 2025